EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Vanguard Natural Resources, LLC
Houston, TX

We hereby consent to the incorporation by reference in the Registration Statements of Vanguard Natural Resources, LLC (the “Company”) on Form S-3 (No. 333-159911, effective August 5, 2009) and Form S-8 (No. 333-152448, effective July 22, 2008) of our report dated May 12, 2010, relating to the statements of revenues and direct operating expenses of the properties to be acquired from a private seller for each of the years in the two-year period ended December 31, 2009, which appears in this Form 8-K/A.

/s/ BDO Seidman, LLP

Houston, TX
May 12, 2010